CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2023, relating to the financial statements and financial highlights of Evercore Equity Fund, a series of Wall Street EWM Funds Trust, for the year ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd
COHEN & COMPANY, LTD.
Chicago, Illinois
April 27, 2023